Consent of Independent Registered Public Accounting Firm
The Board of Directors
BMC Stock Holdings, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-198504 and 333-211394) on Form S-3 and (No. 333-190611 and 333-210336) on Form S-8 of BMC Stock Holdings, Inc. of our report dated March 15, 2016, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of BMC Stock Holdings, Inc.

/s/ KPMG LLP
Boise, Idaho
March 1, 2017